UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 19, 2015

Mylan N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 4, Trident Place
Mosquito Way, Hatfield, Hertfordshire	AL10 9UL
(Address of principal executive offices)	(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Senior Revolving Credit Agreement

On June 19, 2015, Mylan N.V. (the “Company”) entered into an additional credit extension amendment (the “Amendment”) among the Company, Mylan Inc. (the “Borrower”), ING Bank N.V., Dublin Branch (the “Augmenting Lender”), certain issuing banks and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), to the Revolving Credit Agreement dated as of December 19, 2014, among the Company, the Borrower, the lenders and issuing banks party thereto and the Administrative Agent, as amended by Amendment No. 1 to the Revolving Credit Agreement dated as of May 1, 2015 (as amended, the “Credit Agreement”).

The Amendment provides that the Augmenting Lender will make available $150,000,000 of additional revolving commitments under the Credit Agreement (such amount, the “Increased Commitments”), increasing the aggregate principal amount of the revolving commitments available under the Credit Agreement from $1,500,000,000 to $1,650,000,000. No other changes to the terms of the Credit Agreement were effected in connection with the Amendment. Proceeds from the Increased Commitments will be used for working capital, capital expenditures and other lawful corporate purposes.

A summary of the terms and conditions of the Revolving Credit Agreement dated as of December 19, 2014 is available in the Borrower’s Form 8-K filed with the Securities Exchange Commission (the “SEC”) on December 29, 2014. A summary of the terms and conditions of Amendment No. 1 to the Revolving Credit Agreement dated as of May 1, 2015 is available in the Company’s Form 8-K filed with the SEC on May 7, 2015.

Certain lenders under the Credit Agreement have, from time to time, performed, are currently performing and may in the future perform, various financial advisory and commercial and investment banking services for the Company, for which they received or will receive customary fees and expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: June 19, 2015	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer